UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
of Shareholders

Union Pacific Corporation

1416 Dodge Street

Room 1230

Omaha, NE 68179

To the Shareholders:

March 6, 2003

You are hereby notified that the 2003 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 18, 2003 for the following purposes:

(1)	to elect 11 directors, each to serve for a term of one year;

(2)	to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company;

(3)	to consider and vote upon a shareholder proposal if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

Only shareholders of record at the close of business on February 10, 2003 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Carl W. von Bernuth

Senior Vice President,

General Counsel and Secretary

UNION PACIFIC CORPORATION

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on April 18, 2003

March 6, 2003

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 18, 2003 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 6, 2003.

The close of business on February 10, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 253,837,243 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote “for” nor “against” the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

If your Common Stock is held by a broker, bank or other nominee on your behalf, you will receive directions from such holder as to how your shares may be voted in accordance with your instructions. If you hold your Common Stock in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number or accessing the Internet address listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided. When you use the telephone or Internet voting system, the system verifies that you are a shareholder through the use of a Holder Account Number and a Proxy Access Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Holder Account Number, Proxy Access Number and specific directions for using the telephone and Internet voting system are on the proxy card.

All shares represented by properly submitted paper, Internet or telephone proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions provided by the shareholder. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder submitting a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting new telephone or Internet instructions or a validly executed later-dated proxy, or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

The Board of Directors has adopted a confidential voting policy under which shareholder proxies or voting instructions are received by the Company’s stock transfer agent, Computershare Investor Services, and the vote is certified by independent inspectors of election who are officers of Computershare. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except as necessary to meet legal requirements, in certain cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 7, 2003 and comply with the other requirements of Rule 14a-8.

Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2004 Annual Meeting that the shareholder does not seek to include in the Company’s proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 21, 2004, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company’s proxy statement pursuant to SEC Rule 14a-8, the Company’s By-Laws provide that to be considered at the 2004 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 20, 2003 and ending on January 19, 2004 and must contain the information specified by and otherwise comply with the Company’s By-Laws. Any shareholder wishing to receive a copy of the Company’s By-Laws should direct a written request to the Secretary at the Company’s executive offices.

(1) ELECTION OF 11 DIRECTORS

Unless authority to do so is withheld, the Company’s proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 11 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 11 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under “Certain Relationships and Related Transactions—Agreement with Anschutz Shareholders”. The Board of Directors recommends that shareholders vote FOR each of the nominees.

As of February 10, 2003 all directors and executive officers as a group beneficially owned 8,673,656 shares of Common Stock, representing 3.36% of the outstanding Common Stock, of which 4,143,889 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. No nominee for director other than Mr. Anschutz beneficially owns more than 0.77% of the outstanding Common Stock. Mr. Anschutz beneficially owns and has the right to vote 1.2% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

The following tables set forth certain information on the nominees for director, including Common Stock beneficially owned as of February 10, 2003 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals’ financial interests with the interests of the Company’s shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company’s Common Stock.

	Equity Ownership
Name and Principal Occupation or Employment	UPC Units (a)	UPC Shares (b)
Philip F. Anschutz Chairmanof the Board, Chief Executive Officer and a director, The Anschutz Corporation and Anschutz Company (the corporate parent of The Anschutz Corporation), with holdings in energy, transportation, communications, professional sports, agriculture, entertainment and real estate, Denver, CO. Director, Pacific Energy GP, Inc., Qwest Communications International Inc., Regal Entertainment Group. Director and Vice Chairman of the Company since 1996. Age 63.	10,153	3,148,173	(c)

	Equity Ownership
Name and Principal Occupation or Employment	UPC Units (a)	UPC Shares (b)
Richard K. Davidson Chairman,President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Union Pacific Railroad Company, a subsidiary of the Company. Director, Kroger Company. Director of the Company since 1994. Age 61.	526,645	1,841,630	(d)

Thomas J. Donohue Presidentand Chief Executive Officer, U.S. Chamber of Commerce, business federation, Washington, DC. Director, Qwest Communications International Inc., Sunrise Assisted Living, Inc., XM Satellite Radio. Director of the Company since 1998. Age 64.	3,108	8,439

Archie W. Dunham Chairman,ConocoPhillips, integrated energy company, Houston, TX. Director, Louisiana-Pacific Corporation, Phelps Dodge Corporation. Director of the Company since 2000. Age 64.	1,356	7,583

Spencer F. Eccles Chairman,Wells Fargo Intermountain Banking Region, diversified financial services company, Salt Lake City, UT. Director, Wells Fargo & Company, U.S. Chamber of Commerce. Director of the Company since 1976. Age 68.	4,048	16,335	(e)

Ivor J. Evans Presidentand Chief Operating Officer of Union Pacific Railroad Company, a subsidiary of the Company. Director of the Company since 1999. Age 60.	194,607	465,000	(f)

Elbridge T. Gerry, Jr. Partner,Brown Brothers Harriman & Co., bankers, New York, NY. Director of the Company since 1986. Age 69.	7,486	13,344	(g)

	Equity Ownership
Name and Principal Occupation or Employment	UPC Units (a)	UPC Shares (b)
Judith Richards Hope Partner,Paul, Hastings, Janofsky & Walker, law firm, Los Angeles, CA, New York, NY and Washington, DC. Director, The Budd Company, General Mills, Inc., Russell Reynolds Associates. Director of the Company since 1988. Age 62.	3,898	11,935	(h)

Richard J. Mahoney RetiredChairman and Chief Executive Officer, Monsanto Company, agricultural products, St. Louis, MO. Distinguished Executive in Residence, Weidenbaum Center, Washington University, St. Louis, MO. Advisory Director, Metropolitan Life Insurance Company. Director of the Company since 1991. Age 69.	4,220	47,148	(i)

Steven R. Rogel Chairman,President and Chief Executive Officer, Weyerhaeuser Company, integrated forest products company, Federal Way, WA. Director, Kroger Company. Director of the Company since 2000. Age 60.	1,171	7,550

Ernesto Zedillo Ponce de Leon Director,Yale Center for the Study of Globalization, an institute focusing on increasing economic, cultural and political interdependence between nations, New Haven, CT. Director, Alcoa Inc., The Procter & Gamble Company. Director of the Company since 2001. Age 51.	1,025	3,962

(a)	See “Compensation of Directors” for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see “Report on Executive Compensation” for an explanation of certain restrictions on retention stock units for employee directors.
(b)	The UPC Shares amount for all directors except Messrs. Davidson, Evans and Zedillo includes 6,650 shares of Common Stock and for Dr. Zedillo includes 2,950 shares of Common Stock, subject to presently exercisable options granted under the 2000 Directors Stock Plan.

(c)	Does not include 9,355,436 shares of Common Stock with respect to which The Anschutz Corporation has entered into previous forward sales contracts and as to which The Anschutz Corporation does not have the power to dispose of or vote the shares. The Anschutz Corporation does, however, have the power in certain circumstances to reacquire voting power with respect to all of such shares subject to these previous forward sales contracts. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.
(d)	The UPC Unit amount includes 128,686 deferred stock units and 397,959 retention stock units, including 50,000 retention units representing the maximum award that could be earned under the 2001 Long Term Plan. The UPC Shares amount includes 1,442,234 shares of Common Stock subject to presently exercisable stock options granted under the 1993 Stock Option and Retention Stock Plan and the 2001 Stock Incentive Plan. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.
(e)	Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles’ family.
(f)	The UPC Unit amount includes 25,591 deferred stock units and 169,016 retention stock units, including 27,500 retention units representing the maximum award that could be earned under the 2001 Long Term Plan. The UPC Shares amount includes 365,000 shares of Common Stock subject to presently exercisable stock options granted under the 1993 Stock Option and Retention Stock Plan and the 2001 Stock Incentive Plan.
(g)	Mr. Gerry also has shared voting or investment power with respect to 308,404 shares held in family trusts.
(h)	Mrs. Hope is also co-trustee of a revocable trust that owns 600 shares.
(i)	Includes 30,813 shares owned by a limited partnership with several family revocable and irrevocable trusts serving as general and limited partners in which Mr. Mahoney is the majority partner.

All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

Mr. Archie W. Dunham was Chairman, President and Chief Executive Officer of Conoco Inc., an integrated energy company, through August 30, 2002 and since such date has been Chairman of ConocoPhillips. Mr. Spencer F. Eccles was Chairman and Chief Executive Officer of First Security Corporation, bank holding company, through October 26, 2000 and has been Chairman of Wells Fargo Intermountain Banking Region since such date. Mr. Ivor J. Evans was Senior Vice President of Emerson Electric Company, industrial motors and equipment, appliance components, electronics, power tools and valves, through September 14, 1998. Mrs. Judith Richards Hope was Senior Counsel of Paul, Hastings, Janofsky & Walker to February 1, 2000 and on April 28, 2000, was appointed a non-equity Partner, effective February 1, 2000. Mr. Steven R. Rogel was President and Chief Executive Officer of Weyerhaeuser Company to April 20, 1999 and Chairman, President and Chief Executive Officer of Weyerhaeuser since such date. Dr. Ernesto Zedillo served as President of Mexico through November 2000 and has been Director of the Yale Center for the Study of Globalization since July 2002.

Compensation of Directors

Directors who are not employees of the Company received an annual retainer of $60,000 plus expenses in 2002. Directors were required to invest $30,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees received annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Effective January 1, 2003, the annual retainer was increased to $90,000, with $45,000 of such retainer to be invested in the Stock Unit Account, and the retainer for Committee Chairs was increased to $15,000. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director’s primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by four directors during 2002 totaled $136,500.

Directors receive $10 million of excess liability insurance coverage. Directors elected to the Board prior to April 21, 2000 are eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Eccles, Gerry, Hope and Mahoney currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Non-employee directors elected between January 1996 and April 2000 will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above based on a value of $85,000. This value was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. The units to be credited will be determined by dividing $85,000 by the Company’s Common Stock price on the fifth anniversary date. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors’ Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company’s Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, (the 1992 Plan) each individual who was a non-employee director on May 28, 1992, or who was elected as a non-employee director up to April 21, 2000 has received an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 1992 Plan. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. The 1992 Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 30, 2003 was granted an option to purchase 3,200 shares at an option price of $55.98 per share. The 2000 Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Governance of the Company

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2002, the Board of Directors met six times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 97%.

Charters for all Board Committees (except the Executive Committee whose duties are governed by the Company’s By-Laws), the Company’s corporate governance guidelines and policies and the codes of business conduct and ethics for directors, officers and employees of the Company may be found on the Internet at the Company’s website www.up.com/investors.

Committees of the Board

The Board will assure all Committee members meet the applicable independence requirements for each respective committee, along with any other applicable legal and regulatory requirements, by the next annual meeting of shareholders, or such earlier date as may be required by any regulatory or governing body.

Executive Committee

The current members of the Executive Committee are Philip F. Anschutz (Chair), Richard K. Davidson, Thomas J. Donohue, Elbridge T. Gerry, Jr., Judith Richards Hope and Richard J. Mahoney.

The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 2002.

Audit Committee

The Audit Committee operates under a charter revised and readopted by the Board of Directors on January 30, 2003, which is appended hereto as Appendix A. The Board has reviewed the business relationships certain directors serving on the Audit Committee have with the Company and determined in its business judgment that such relationships do not interfere with any Committee member’s exercise of independent judgment. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise.

The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee appoints the independent certified public accountants of the Company, pre-approves all audit engagement fees and all non-audit services provided by the independent certified public accountants, reviews the scope of audits as well as the annual audit plan, evaluates the independent certified public accountants through assessments of quality control procedures, peer reviews, and results of inquiries or investigations and establishes hiring policies with respect to employees and former employees of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. In addition, the Committee reviews the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Business Conduct for employees as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses. The Committee met five times in 2002.

With respect to procedures for pre-approval of non-audit services provided by the independent certified public accountants, the Chief Accounting Officer, at the time of appointment of the independent certified public accountants, must present a budget for two categories of non-audit services: (1) audit-related services and (2) tax and advisory services. After review and approval of the budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the two categories for that budget year. All other non-audit services are pre-approved by either the Committee Chair or the full Committee depending on the anticipated cost of the services.

The Committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2002. The Committee has discussed with the Company’s independent certified public accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received and reviewed a report from Deloitte & Touche LLP describing all relationships between Deloitte & Touche LLP and the Company and any other relationships, including the provision of the non-audit services listed below, that may adversely affect the independence of Deloitte & Touche LLP. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2002, totaled $1,915,400.

Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP did not provide such services to the Company for the year ended December 31, 2002.

All Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2002, for services other than those disclosed above totaled $1,149,242, including audit-related services of $802,376 and tax and other fees of

$346,866. Audit-related services include consultation on accounting standards and transactions, consents and comfort letters and audits of employee benefit plans.

The Audit Committee

Judith Richards Hope, Chair

Thomas J. Donohue

Spencer F. Eccles

Steven R. Rogel

Finance Committee

The current members of the Finance Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Judith Richards Hope, Richard J. Mahoney and Ernesto Zedillo.

The Committee is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 2002.

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are Thomas J. Donohue (Chair), Archie W. Dunham, Spencer F. Eccles and Steven R. Rogel.

The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries at the level set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee oversees the Company’s executive incentive plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company’s pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 23 through 27 for the Committee’s report on 2002 compensation and stock ownership programs. The Committee met five times in 2002.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Richard J. Mahoney (Chair), Philip F. Anschutz, Archie W. Dunham and Elbridge T. Gerry, Jr.

The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year.

The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership.

The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2004 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 20, 2003 and ending on January 19, 2004 and include sufficient biographical material to permit an appropriate evaluation of the candidate and comply with all other procedures contained in the Company’s By-Laws. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met three times in 2002.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with assistance of independent counsel retained by the Committee, reviewed and recommended changes to the Company’s corporate governance guidelines and policies to meet the Committee’s understanding of best practices and requirements that have been or may be adopted by the SEC to implement the Sarbanes-Oxley Act of 2002 and new listing requirements proposed by the New York Stock Exchange (the Exchange). The Board approved these changes and the new guidelines and policies are presented below, subject to further changes as final rules are issued by the SEC and the Exchange.

The Corporate Governance and Nominating Committee, Board of Directors and management of the Company are united in the goal that the Company be among the best governed companies in America and are pleased to note that the recent Corporate Governance Quotient issued by Institutional Shareholder Services places the Company at 95.4% of the companies in the S&P 500 and at 97.4% of companies in the transportation industry.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two employee directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. “Independence” will be determined by the Board on the basis of applicable legal and regulatory requirements, and Exchange listing standards and procedures, for determining independence, and on the basis of reviews of relevant information by the Corporate Governance and Nominating Committee as part of its development of Board membership criteria and selection of qualified director candidates.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and reviews Board membership criteria. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Executive Committee, Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-employee Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in common stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least three times the value of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-employee directors prior to the January Board meeting for purposes of evaluating the

Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Finance Committee then review with the CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board evaluation process involves the distribution of a self-assessment questionnaire to all Board members that invites written comments on all aspects of the Board process. The evaluations are then summarized and serve as the basis for a discussion of Board performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific stockholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC and the Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC and the Exchange. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2002. Richard J. Mahoney, a director of the Company, failed to file on a timely basis a Form 5 disclosing one transaction that occurred in December of 2000. The transaction was a transfer of shares for estate planning purposes and did not involve any open market or private purchases or sales. Mr. Mahoney reported the transaction in December of 2002 upon discovery of the administrative error.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	15,599,270	(a)	6.1%

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	13,618,685	(b)	5.4%

(a)	Based on information contained in Schedule 13G filed by FMR Corp. (FMR) with the SEC with respect to shares of Common Stock owned on December 31, 2002. According to the filing, on that date FMR, through its subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., and its affiliates Geode Capital Management, LLC and Fidelity International Limited, had in the aggregate sole and shared power to vote 2,491,994 and 0, respectively, of such shares, and sole and shared power to dispose of 15,599,270 and 0, respectively, of such shares. Of the aforesaid 15,599,270 shares, the number of shares of Common Stock owned by FMR’s wholly-owned investment companies included 1,307,349 shares resulting from the assumed conversion of 1,801,500 shares of 6-1/4% Convertible Preferred Securities issued by Union Pacific Capital Trust, a statutory business trust sponsored and wholly-owned by the Company. The percentage set forth above assumes conversion of the Convertible Preferred Securities beneficially owned by FMR but no conversion by any other holder of the Convertible Preferred Securities.
(b)	Based on information contained in Schedule 13G filed by AXA Financial, Inc. (AXA Financial) with the SEC with respect to shares of Common Stock owned on December 31, 2002. According to the filing, on that date AXA Financial through its subsidiaries Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States, and its affiliates AXA, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA Rosenburg Investment Management LLC and AXA Konzern AG, had in the aggregate sole and shared power to vote 6,766,772 and 5,565,720, respectively, of such shares, and sole and shared power to dispose of 13,105,910 and 512,775, respectively, of such shares.

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

In connection with the Company’s acquisition of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company will elect Mr. Anschutz or another individual selected by TAC (such individual being referred to as the Anschutz Designee), as a director of the Company. Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to beneficially own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors.

The Anschutz Shareholders Agreement provides for certain “standstill” limitations on the Anschutz Shareholders until September 2003 (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of voting securities; the solicitation of proxies with respect to voting securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; and the disposition of voting securities. In addition, during such “standstill” period, the Anschutz Shareholders agreed to vote all shares of the Company’s Common Stock which they are entitled to vote in accordance with the recommendation of the Company’s Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion. Pursuant to the Anschutz Shareholders Agreement, the Company also has agreed to (i) appoint Mr. Anschutz as Vice Chairman of the Board of Directors, (ii) appoint the Anschutz Designee as a member of the Executive and Finance Committees of the Board, and (iii) subject to certain conditions which have not been satisfied, appoint the Anschutz Designee as a member of the Compensation and Benefits Committee of the Board.

Transactions Involving Anschutz Shareholders and Affiliates

Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP’s railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad’s rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad’s usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. Compensation paid or accrued to the Railroad during 2002 under all three agreements totaled approximately $433,500.

Pacific Pipeline System LLC (Pacific Pipeline), a majority-owned indirect subsidiary of Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad’s right-of-way between Santa Clarita and Los Angeles/Long Beach, California. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 2002 was approximately $1,740,345. In February 2003, Pacific Pipeline paid the Railroad $733,100 for rentals under the easement agreement for calendar year 2003. Pursuant to the terms of the easement agreement, the annual rental will be revised in accordance with a prescribed valuation procedure to reflect the current fair market rental and any reduction in the length of the right-of-way covered by the easement agreement.

Other Business Relationships

Judith Richards Hope is a non-equity Partner in the firm of Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 2002 and 2003.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following non-employee directors: Thomas J. Donohue, Archie W. Dunham, Spencer F. Eccles and Steven R. Rogel.

The Company has no interlocks or insider participation.

Report on Executive Compensation

The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company.

The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer’s salary, taking into consideration the executive’s performance, corporate and operating unit performance, the executive’s position and responsibility in the organization, the executive’s experience and expertise, salaries for similar positions at comparable companies and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company’s executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance objectives, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 37, as well as industrial companies of a similar size in different lines of business with which the Company competes for executive talent.

Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder-approved formula tied to return on equity (ROE) and net income. The account is credited only in years where the results from continuing operations produce a return on average annual shareholders’ equity, before accounting changes, of at least 10%, which permits 1.5% of net income to be credited. The permissible credit is increased .075% of net income for each .1% of ROE over 10%. The maximum credit is 3% of net income which requires a ROE of 12%. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers, which generally includes the four most highly compensated officers other than the Chief Executive Officer. “Covered income” is the greater of net income (excluding certain items) for the year or such net income for the first 11 months of the year. For 2002, a total of $24.9 million was awarded to executives under the EIP. Executives have an alternative to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount foregone pursuant to the Executive Incentive Premium Exchange Program (PEP). The units are generally subject to a three-year vesting period. Executive officers, including the Chief Executive Officer, elected to forego $9.9 million of EIP cash incentive awards and received 267,522 retention stock units.

Long-Term Compensation

The Committee believes that long-term compensation should comprise a substantial portion of each executive officer’s total compensation. The Company’s long-term compensation incentives currently include stock options, retention stock and retention stock units. The Company’s 2001 Long Term Plan described below also includes a potential cash award.

Stock-Based Awards. Stock-based awards are key elements in the Company’s long-term compensation program. The size of stock awards is based on the executive’s position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of retention stock and stock units and the exercise of options net of taxes, and in the case of options, the cost of exercise. Retention stock and retention stock units generally require three or four years of continuous employment to vest, and, in some cases, achievement of certain performance goals.

2001 Long Term Plan (LTP). In November 2000, the Committee established the LTP to further align the interests of key employees with Company shareholders. Participants were awarded retention shares or retention stock units and cash awards subject to attainment of performance targets and continued employment through January 31, 2004. The LTP performance criteria include three-year (2001-2003) cumulative Earnings Per Share and stock price targets. Varying levels of awards may be earned based upon achievement of the performance targets. Executives subject to restrictions under Section 162(m) of the Code are required to defer receipt of any retention stock units awarded under the LTP until termination of employment pursuant to the Company’s Deferral of Stock Award Gains Program.

Executive Stock Purchase Incentive Plan. This one-time program established in 1999 allowed 64 executives, including the Chief Executive Officer, to purchase from the Company 1,008,000 shares of Common Stock at a fair market value of $46.3125 per share using a full-recourse, interest-bearing loan from the Company. In January 2003, participants received $39.7 million in awards under the program, which were returned to the Company as prepayments of outstanding loans. Currently, there are 62 participants who purchased 993,000 shares under the program. The terms of the loan are described beginning on page 29.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The Committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

Under Mr. Davidson’s leadership in 2002, the Company posted record setting results. Significant progress was made in service improvement, productivity and leveraging the strengths of the Railroad and Overnite Corporation (Overnite) franchises to serve customers in new ways.

Critical 2002 financial measures including revenue, operating income, net income, free cash flow and earnings per share were the best ever records in the history of the Company. The Railroad became the first in the industry to eclipse $11 billion revenue while productivity improvements pushed the operating ratio down to a post-UP/SP merger best of 79%. The resulting record and industry best $2.3 billion of operating income was up 12% versus the prior year.

The Railroad’s strong performance enabled the Company’s free cash flow, after dividends, to more than double from 2001 to an all time high of $528 million. Earnings per share also was a record at $5.05 leading to a return on equity exceeding 13%. The increased profits enabled a three percentage-point reduction in debt to equity (adjusted for leases) and increased shareholder wealth with a 15% dividend increase. These strong results were reflected in a 6.5% increase in Company stock price for the year while the S&P 500 declined approximately 22%.

The Railroad also maintained its forward momentum during the year in the areas of safety and customer service. The Federal Railroad Administration reportable injury rate and crossing incidents decreased to all-time records for the Railroad. Service performance and customer satisfaction also set new records in 2002 as the Railroad continued to expand innovative rail service offerings for its customers. The Railroad was chosen as a finalist for the prestigious Malcolm Baldrige National Quality Award for the second straight year and received numerous awards recognizing excellence as a quality service provider.

Overnite, strengthened by the addition of Motor Cargo, posted a solid revenue gain to a best ever $1.3 billion. In addition, the trucking company reported a 94.7% operating ratio and operating income of $71 million resulting in double-digit growth over 2001.

Mr. Davidson is the Company’s most highly compensated officer. His salary was increased to $1.25 million in June 2002. In May 2002, the Committee became concerned about the retention of certain key executives. As a result of the program subsequently approved by the Committee in July 2002, Mr. Davidson was granted 95,000 retention units with a four-year employment requirement. In January 2003, the Board of Directors reviewed Mr. Davidson’s performance and based on that review, as well as other factors including competitive compensation information, the Committee awarded him 107,182 retention stock units and 325,000 options. Mr. Davidson would have been eligible for an award under the EIP but elected in advance to forego the entire amount of any such award for retention stock units under the PEP.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Archie W. Dunham

Spencer F. Eccles

Steven R. Rogel

Summary Compensation Table

The following table provides a summary of compensation during the last three calendar years for the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Year	Salary	Bonus(a)	Other Annual Compen- sation(b)	Restricted Stock Awards(c)	Options/ SARs	LTIP Payouts	All Other Compen- sation(d)

Richard K. Davidson	2002	$1,187,500	$0	$79,204	$11,365,650	200,000	$0	$90,335
Chairman and CEO	2001	1,100,004	0	107,945	4,500,000	150,000	0	73,460
	2000	962,504	0	96,442	3,600,000	0	0	53,815

Ivor J. Evans	2002	723,339	0	91,507	5,074,000	100,000	0	58,075
President and COO of	2001	683,340	0	77,311	1,575,000	75,000	0	48,943
the Railroad	2000	600,000	0	77,113	1,275,000	0	0	38,310

James R. Young	2002	441,668	450,000	191	2,484,200	50,000	0	18,968
Exec. Vice President-	2001	400,008	340,000	179	127,500	35,000	0	16,325
Finance	2000	323,336	175,000	119	262,500	0	0	12,363

Dennis J. Duffy	2002	441,668	90,000	330	3,024,200	50,000	0	20,107
Executive Vice	2001	400,008	212,500	179	318,700	35,000	0	17,207
President-Operation of the Railroad	2000	333,336	67,000	127	572,700	0	0	13,363

Carl W. von Bernuth	2002	430,187	800,000	634	0	36,000	0	24,023
Sr. Vice President,	2001	421,900	700,000	196	0	35,000	0	22,312
General Counsel and Secretary	2000	405,000	325,000	183	487,500	0	0	19,980

(a)	Bonus amounts foregone under the Company’s PEP for 2000, 2001 and 2002 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.

(b)

Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest and certain personal benefits, including the following: for Mr. Davidson in 2002, 2001 and 2000—use of corporate transportation $45,408, $61,462 and $43,920, respectively, and tax and financial counseling services $30,746, $43,782 and $49,880, respectively; and for

Mr. Evans in 2002, 2001 and 2000—use of corporate transportation $61,022, $56,012 and $58,009, respectively, and tax and financial counseling services $27,803, $18,922 and $16,740, respectively. Other Annual Compensation below disclosure thresholds has been omitted.

(c)	Aggregate restricted stock holdings (excluding stock units awarded in January 2003 pursuant to the PEP as described below) and the value thereof as of December 31, 2002: Mr. Davidson, 313,892 stock units, $18,792,714; Mr. Evans, 126,914 stock units, $7,598,341; Mr. Young, 50,349 stock units, $3,014,395; Mr. Duffy, 56,696 stock units, $3,394,390; and Mr. von Bernuth, 9,774 stock units, $585,169. Of these amounts, 95,000, 50,000, 40,000 and 40,000 retention stock units were granted in July 2002 to Messrs. Davidson, Evans, Young and Duffy, respectively, and are subject to a four-year vesting period. Pursuant to the PEP, for 2002 Messrs. Davidson, Evans, Young and Duffy elected to forego all or a portion of their respective annual incentive awards in exchange for grants of retention stock units equal to 150% of the amount foregone, with retention stock units valued at the fair market value of Common Stock on January 30, 2003, the day the award was made. The amounts shown in the restricted stock awards column for 2002 for Messrs. Davidson, Evans, Young and Duffy include 89,818, 40,193, 4,020 and 13,666 retention stock units, respectively, so awarded. Such retention stock units are subject to a three-year vesting period. For awards of retention stock units, the holder is entitled to receive dividends during the vesting period that are paid at the same rate and time as dividends would have been paid on an equivalent number of shares of Common Stock.

(d)	All Other Compensation for 2002 consists of Company-matched thrift plan contributions (Mr. Davidson $35,625, Mr. Evans $21,700, Mr. Young $13,250, Mr. Duffy $13,250 and Mr. von Bernuth $12,906), and life insurance premiums in 2002 (Mr. Davidson $54,710, Mr. Evans $36,375, Mr. Young $5,718, Mr. Duffy $6,857 and Mr. von Bernuth $11,117).

Indebtedness of Management

In September 1999, the Board of Directors approved the Executive Stock Purchase Incentive Plan (ESPIP) whereby certain of the Company’s officers purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. The loans have a seventy-six month term, commencing October 1, 1999, and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Deferred cash payments were to be awarded to participants to repay interest and the loan principal if certain performance and retention criteria were met within the 40-month performance period that ended January 31, 2003.

Dividends paid on the purchased shares were originally assigned to the Company to offset the accrued interest on the loan balance until March 2001 when the first performance criterion was satisfied, and accordingly thereafter, the dividends on the purchased shares were paid directly to the participants. Satisfaction of the first performance criterion also entitled participants to receive a deferred cash payment equal to the net accrued interest on the outstanding principal balance of their loan. Satisfaction of the second performance criterion in December 2002 entitled participants to receive a deferred cash payment equal to one-third of the outstanding principal balance of their loan and satisfaction of the retention criterion (continued employment with the Company until January 31, 2003) entitled participants to receive an additional deferred cash payment equal to one-third of the outstanding principal balance of their loan. Thus, on January 31, 2003, participants received a deferred cash payment equal to two-thirds of the outstanding principal balance of their loan plus the net accrued interest on their loan. Such amounts were applied against the participants’ outstanding loan balances pursuant to the terms of the ESPIP. The remaining balance of the loan is payable in three equal installments on January 31, 2004, January 31, 2005 and January 31, 2006.

The outstanding principal balance of the loan may be prepaid at any time at the executive officer’s option and may be accelerated if the executive officer’s service is terminated.

The following table describes the indebtedness of the Company’s executive officers under the ESPIP:

Name	Greatest Amount of Indebtedness in 2002	Aggregate Amount of Indebtedness as of December 31, 2002
R. K. Davidson	$10,969,007	$10,969,007
I. J. Evans	5,484,504	5,484,504
L. H. Suggs	4,113,378	4,113,378
D. J. Duffy	2,193,802	2,193,802
R. B. King	2,193,802	2,193,802
J. J. Koraleski	2,193,802	2,193,802
C. W. von Bernuth	2,193,802	2,193,802
J. R. Young	2,193,802	2,193,802
J. V. Dolan	1,096,901	1,096,901
L. M. Bryan, Jr.	1,096,901	1,096,901
C. R. Eisele	1,096,901	1,096,901
R. M. Knight, Jr.	548,451	548,451
M. E. McAuliffe	438,760	438,760
B. R. Gutschewski	274,225	274,225
M. S. Jones	274,225	274,225
R. J. Putz	274,225	274,225
B. W. Schaefer	274,225	274,225

Security Ownership of Management

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of February 10, 2003 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Number of Shares Beneficially Owned (a)	Percent Of Class
Richard K. Davidson	1,970,316	0.77%
Ivor J. Evans	490,591	0.19%
James R. Young	212,583	0.08%
Dennis J. Duffy	242,401	0.10%
Carl W. von Bernuth	531,720	0.21%

(a)	Each individual has sole voting power with respect to the shares beneficially owned. Included in the number of shares beneficially owned by Messrs. Davidson, Evans, Young, Duffy and von Bernuth are 1,442,234, 365,000, 161,589, 180,876 and 445,655, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Davidson, Evans and von Bernuth are 128,686, 25,591 and 13,591 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares and units which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Evans, Young, Duffy and von Bernuth are 217,783, 91,516, 11,369, 26,940 and 9,774 restricted stock units, respectively, awarded under the PEP and 50,000, 27,500, 18,750, 18,750 and 13,750 retention units, respectively, representing the maximum awards such persons could earn under the LTP, and for Messrs. Davidson, Evans, Young and Duffy 130,176, 50,000, 43,000 and 43,422 retention stock units, respectively, awarded under the 1993 Stock Option and Retention Stock Plan or the 2001 Stock Incentive Plan.

Option/SAR Grants Table

The following table sets forth information concerning individual grants of stock options during 2002 to the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (a)
Richard K. Davidson	200,000	9.5%	$61.14	1/31/2012	$3,556,100
Ivor J. Evans	100,000	4.7%	61.14	1/31/2012	1,778,050
James R. Young	50,000	2.4%	61.14	1/31/2012	889,025
Dennis J. Duffy	50,000	2.4%	61.14	1/31/2012	889,025
Carl W. von Bernuth	36,000	1.7%	61.14	1/31/2012	640,098

(a)	Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 28.8%; expected dividend yield, 1.3%; expected option term, 5 years; and risk-free rate of return, 4.4%.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth individual exercises of stock options during 2002 by the Company’s Chief Executive Officer and the other four most highly compensated executive officers.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In-the-Money Options/SARs at FY-End
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Richard K. Davidson	70,642	$1,670,097	1,242,234	$14,293,837
			481,000	946,970
Ivor J. Evans	0	0	265,000 100,000	4,257,550 0
James R. Young	43,711	1,331,000	111,589 50,000	952,547 0
Dennis J. Duffy	12,640	345,471	130,876 50,000	1,017,421 0
Carl W. von Bernuth	0	0	409,655 103,500	6,599,313 227,475

Defined Benefit Plans

Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers

and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of service and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Evans, Young, Duffy and von Bernuth have accrued benefits under the Supplemental Plan.

The credited years of service and approximate annual final average earnings (as of February 28, 2003) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $4,225,000; Mr. Evans 15, $1,807,000; Mr. Young 24, $851,000; Mr. Duffy 29, $854,000 and Mr. von Bernuth 23, $1,137,000.

The Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company’s obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon annual final average earnings and years of employment is illustrated in the following table:

	Years of Employment
Final Average Earnings	10 Yrs Employ- ment	15 Yrs Employ- ment	20 Yrs Employ- ment	25 Yrs Employ- ment	30 Yrs Employ- ment	35 Yrs Employ- ment	40 Yrs Employ- ment
$ 800,000	$130,890	$196,330	$261,780	$327,220	$392,590	$431,350	$470,110
1,000,000	164,230	246,340	328,460	410,570	492,590	541,350	590,110
1,200,000	197,570	296,350	395,140	493,920	592,590	651,350	710,110
1,800,000	297,590	446,380	595,180	743,970	892,590	981,350	1,070,110
2,000,000	330,930	496,390	661,860	827,320	992,590	1,091,350	1,190,110
2,500,000	414,280	621,415	828,560	1,035,695	1,242,590	1,366,350	1,490,110
3,000,000	497,630	746,440	995,260	1,244,070	1,492,590	1,641,350	1,790,110
3,500,000	580,980	871,465	1,161,960	1,452,445	1,742,590	1,916,350	2,090,110
4,000,000	664,330	996,490	1,328,660	1,660,820	1,992,590	2,191,350	2,390,110
4,500,000	747,680	1,121,515	1,496,360	1,869,195	2,242,590	2,466,350	2,690,110

The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse’s benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations throughout a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 35 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company’s shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company’s assets.

Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years beginning in 2000. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of 2; and Tier 3 executives receiving a multiple of one and one-half. Messrs. Davidson and Evans are Tier 1 executives and Messrs. Young, Duffy and von Bernuth are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company’s Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising Burlington Northern Santa Fe Corporation, CSX Corporation and Norfolk Southern Corporation.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

UPC, S&P 500 AND PEER GROUP

DOLLARS

For 2002, the cumulative total shareholder return for the Company, assuming reinvestment of dividends, was 6.5%, while returns for the S&P 500 Stock Index and the peer group were -22% and -4.2%, respectively.

(2) RATIFICATION OF APPOINTMENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2003 subject to ratification by shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

(3) SHAREHOLDER PROPOSAL REGARDING

FUTURE SEVERANCE AGREEMENTS

The Amalgamated Bank of New York LongView Collective Investment Fund, 15 Union Square, New York, NY 10003, the beneficial owner of 83,397 shares of the Company’s Common Stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

RESOLVED: The shareholders of Union Pacific Corporation urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

Union Pacific has entered in a series of severance agreements that provide compensation to its most senior executives in various situations after a change of control of the company.

These agreements, commonly known as “golden parachutes,” allow eligible executives to receive payment if they are involuntarily terminated or constructively discharged within two years after a “change in control,” which is defined to include the acquisition of over 20% of the company’s common stock by a third party, a change in 50% of the board owing to the election of candidates not recommended by the board, a merger, consolidation or reorganization resulting in shareholders holding 50% or less of outstanding voting shares, and other situations, as specified in the agreements.

These severance packages contemplate paying three times the sum of an executive’s base pay and incentive pay for Chairman Davidson and President Evans, as well as other payments and benefits, including payment by the company of any federal excise tax that may be imposed on payments made under the agreements.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive’s salary and bonus.

The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. In addition, if a change in control situation does occur, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay—or at least a shareholder say on the matter.

It may not always be practical to obtain prior shareholder approval. Thus, Union Pacific should have the option, in implementing this proposal, of seeking approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives’ annual base salary.

We urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors:

Before any senior executive is considered for coverage under the Company’s change of control severance program, the arrangement must be reviewed and approved both by the Compensation and Benefits Committee, and by the Board of Directors, in order to ensure that the arrangement is reasonable and appropriate. The Compensation and Benefits Committee and the Board of Directors are particularly sensitive to one of the primary concerns advanced by the proponent—the need to exercise restraint. Moreover, since the Company does not have employment agreements with its senior executives, the Board has concluded that in order to remain competitive in attracting and retaining senior executives, it must be able to offer severance arrangements similar to those offered by companies with which it competes for executive talent.

The Board strongly believes it has successfully met the objective of exercising restraint without putting the Company at a competitive disadvantage. The Company’s severance program is similar to the severance guidelines proposed by one of the largest proxy advisory services in the United States, which stipulates that an acceptable severance agreement should include the following: (a) it should be less attractive than ongoing employment; (b) the triggering mechanism should be beyond the control of the recipient; and (c) the amount should not exceed three times base salary plus guaranteed benefits. Although the Company’s severance program includes bonuses in the calculation of benefits, the Board notes that awards under the executive bonus plan are fully at risk based on Company performance and are valued at zero for severance calculation purposes for years in which the bonus is not earned. The Board shares the view that excessive severance arrangements are a legitimate concern to shareholders, and believes that the Company’s current severance program is reasonable and benefits the Company and its shareholders. All existing severance arrangements for senior executives are 2.0 times salary plus bonus or less, with the exception of only two senior executives whose severance arrangements are 3.0 times salary plus bonus. The Board believes this fact further evidences the reasonableness of the Company’s severance program.

Implementation of the proposal also would require the Company to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of severance arrangement or would delay finalizing such arrangement until after its approval at the next annual meeting of shareholders. In either case, the Company would risk losing potential qualified senior executives due to the delay and uncertainty created by the shareholder approval provision. The Board believes that the added expense of seeking shareholder approval or the possible harm to the Company and its shareholders that could result from a potentially lengthy delay in finalizing a future severance arrangement outweighs any benefit to shareholders that might result from implementation of the proposal.

In light of the reasonableness of the Company’s severance program and the Company’s need to maintain flexibility in offering severance arrangements in a competitive business environment, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 3.

OTHER BUSINESS

The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR INTERNET OR TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Carl W. von Bernuth

Senior Vice President,

General Counsel and Secretary

Any security holder wishing to receive, without charge, a copy of Union Pacific’s 2002 Annual Report/Form 10-K (without exhibits) filed with the Securities and Exchange Commission or the Company’s report, “Commitment to Diversity” should write to Secretary, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

Appendix A

UNION PACIFIC CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The Audit Committee (the “Committee”) will assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee: (i) the independence, performance, and qualification of the independent auditor, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s financial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function. In addition, the Committee is responsible for preparing the Committee report to be included in the Company’s annual Proxy Statement and for reviewing appropriate standards of business conduct for the Company and its employees and monitoring compliance with these standards.

Membership

The Committee will be composed of three or more Directors appointed by the Board, each of whom will meet the applicable independence requirements prescribed by the New York Stock Exchange, as determined by the Board in its business judgment. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment. One member of the Committee will be appointed by the Board as Chair of the Committee.

Meetings and Procedures

The Committee will meet at least four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. The Committee will meet separately with each of the Company’s independent auditor and internal auditor at each meeting of the Committee, and the Committee will meet separately with representatives of management at least annually.

The Committee will keep written minutes of its meetings, which minutes will be maintained with the books and records of the Company. The Committee will provide the Board regular reports of its activities.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee will consist of fewer than two members. The Committee will not delegate to a subcommittee any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

Outside Advisors

The Committee will have the authority, at the expense of the Company, to retain such outside advisors as it deems appropriate to assist it in the performance of its duties and responsibilities.

Duties and Responsibilities

As part of its duties and responsibilities, the Committee will:

(1)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the independent auditor. In connection with performing this function, the Committee will have the sole authority to, and will, retain, evaluate and, as necessary, terminate the independent auditor. The Audit Committee will approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditor. By approving the audit engagement, the audit service will be deemed to have been pre-approved.

(2)	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which will include pre-approval of such services.

(3)

Obtain a report annually from the independent auditor describing all relationships between the auditor and the Company and any other relationships that may adversely affect the auditor’s independence and consider, at least annually, the independence of the auditor, including whether the provision of non-audit services is compatible with the auditor’s independence.

(4)	At least annually, obtain and review a report from the independent auditor describing the auditor’s internal quality-control procedures, material issues raised by its most recent peer review, internal quality-control review or any inquiries or investigations by governmental or professional authorities in the preceding five years into any audits conducted by the auditor, and any steps taken by the independent auditor to address any such issues.

(5)	Review with management and the independent auditor the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by Statement on Auditing Standards 71, Interim Financial Information and the related disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings.

(6)	Review and discuss with management and the independent auditor: (a) any problems or difficulties encountered in the course of the audit, including any significant disagreements with management, restrictions on the scope of the independent auditor’s activities, or access to requested information; and (b) management’s response thereto.

(7)	Discuss with the independent auditor those matters required by Statement on Auditing Standards 61, Communication with Audit Committees, respecting the independent auditor’s judgment as to the quality of the Company’s accounting principles.

(8)

Review and discuss with management and the independent auditor: (a) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including alternative methods for presenting financial information that have been discussed with management, the impact of the use of such alternatives, the methods preferred by management and all material written communications between the auditor and management; and (b) major issues regarding the Company’s accounting principles and financial statement presentations, including critical accounting policies, and any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(9)	Recommend to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(10)	Periodically receive from and discuss with management reports on the Company’s programs for assessing and managing financial risk and participate in the establishment of guidelines for overseeing this risk. As part of this process, the Committee will review with management the status of pending litigation, regulatory and tax matters, the performance of safety programs and operations and other areas of oversight as may be appropriate.

(11)	Discuss generally the content and presentation of earnings releases and financial information and earnings guidance to be provided to analysts and rating agencies.

(12)	Review with management, the internal auditor, and independent auditor the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures. As part of this effort, the Committee will inquire of management, the internal auditor and independent auditor about controls management has implemented to minimize significant risks to the Company and the efficacy of these controls.

(13)	Review the scope and results of the internal audit program. Specifically, the Audit Committee will: (a) review the appointment or dismissal of the chief internal auditor and chief safety officer; (b) review the proposed audit plans of the internal auditing department for the coming year, evaluate the effectiveness of internal auditing 3on an annual basis and periodically review the independence, purpose, authority and responsibilities of internal auditing; and (c) review with the chief internal auditor and the independent auditor the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized and audit resources are used efficiently and effectively.

(14)	Establish hiring policies with respect to employees and former employees of the independent auditor.

(15)	Review periodically the Company’s Statement of Policy Concerning Business Conduct (the “Statement”) and make recommendations to the Board regarding any modifications of the Statement. Specifically, the Audit Committee will oversee procedures for administering and promoting compliance with the Statement and determine if any waivers of any of the requirements for executive officers are appropriate.

(16)	Oversee the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers, make recommendations to the Board with respect to modifications of the code and oversee procedures for administering and promoting compliance with the code, including any reports to be submitted to the Chair of the Committee.

(17)	Establish: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters; and (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18)	Evaluate the performance of the Committee and assess the adequacy of the Committee’s charter on an annual basis. The Committee will deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this charter and any recommended changes to the Company’s or the Board’s policies or procedures.

UNION PACIFIC CORPORATION	CONFIDENTIAL VOTING INSTRUCTIONS FOR ANNUAL MEETING APRIL 18, 2003

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 10, 2003, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 18, 2003, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (THRT)

Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (AGRE)

Union Pacific Fruit Express Company Agreement Employee 401(k)

    Retirement Thrift Plan (FREX)

Chicago and North Western Railway PS and Retirement Savings Program (CNWP)

Timera, Inc. 401(k) Retirement Plan (TIME)

Transentric 401(k) Retirement Plan (TRAN)

Union Pacific Corporation Thrift Plan PAYSOP (UPSP)

Union Pacific Corporation Employee Stock Ownership Plan

    (TRASOP) (TSOP)

Timera, Inc. 401(k) Retirement Plan PAYSOP (TIMP)

Transcentric 401(k) Retirement Plan PAYSOP (TRAP)

(Continued and to be signed on reverse side.)

YOUR VOTE IS IMPORTANT! PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET OR BY MARKING, SIGNING AND DATING THIS FORM ON THE REVERSE SIDE AND RETURNING IT IN THE ACCOMPANYING ENVELOPE.

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ___

The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors–		For All	Withhold All	For All Except			For	Against	Abstain
	Nominees:	P.F. Anschutz, R.K. Davidson, T.J. Donohue, A. W. Dunham, S.F. Eccles, I.J. Evans, E.T. Gerry, Jr., J.R. Hope, R.J. Mahoney, S. R. Rogel, E. Zedillo				2.	Ratify appointment of Deloitte & Touche as independent auditors.
	(Except nominee(s) written above.)					3.	Shareholder proposal regarding future severance agreements.
							The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Dated: , 2003 Signature(s) Please sign exactly as name appears.

UNION PACIFIC CORPORATION 1416 Dodge Street Room 1230 Omaha, NE 68179	PROXY SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING APRIL 18, 2003 SALT LAKE CITY, UTAH

The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 18, 2003 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET OR BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

UNION PACIFIC CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors–		For All	Withhold All	For All Except			For All	Withhold All	For All Except
	Nominees:	P.F. Anschutz, R.K. Davidson, T.J. Donohue, A. W. Dunham, S.F. Eccles, I.J. Evans, E.T. Gerry, Jr., J.R. Hope, R.J. Mahoney, S. R. Rogel, E. Zedillo				2.	Ratify appointment of Deloitte & Touche as independent auditors.
	(Except nominee(s) written above.)					3.	Shareholder proposal regarding future severance agreements.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Dated:                                                                                   , 2003

Signature(s)

Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.